EXHIBIT 99.1

Havertys Reports Operating Results for Third Quarter 2024

Atlanta, Georgia, October 30, 2024 – HAVERTYS (NYSE: HVT and HVT.A), today reported operating results for the third quarter ended September 30, 2024.

Third quarter 2024 versus third quarter 2023:

•	Diluted earnings per common share (“EPS”) of $0.29 versus $1.02.
•	Consolidated sales decreased 20.2% to $175.9 million. Comparable-store sales decreased 20.5%.
•	Gross profit margin was 60.2% compared to 60.8%.

Clarence H. Smith, Chairman and CEO said, "Our earnings for the quarter reflect the impact of below plan sales including the Labor Day holiday written results which mirrored the quarterly sales declines. We did begin to see improvement in traffic during the quarter and average ticket rose slightly.

"We opened a new store in the third quarter and three additional locations are expected to open in the fourth quarter, meeting our expansion goal of five new net stores and ending 2024 with 129 locations. Our merchandising team’s new experienced members will keep our product offerings on-trend and employ data analytics to further strengthen our brand and earnings. We continue to refine our marketing and sharpen our focus on customer engagement.

The consumer remains cautious on making big-ticket postponeable purchases and the lack of housing turnover has additionally dampened demand. We believe our strategies on store growth, merchandising, and marketing geared towards our target customer are key to Havertys’ long term success. Our strong balance sheet and financial strength enable us to execute on these strategies in the current economic environment."

NEWS RELEASE – October 30, 2024

Third Quarter ended September 30, 2024 Compared to Same Period of 2023

•	Total sales down 20.2%, comp-store sales down 20.5% for the quarter. Total written business was down 15.3% and comp-store written business declined 16.3% for the quarter.
•	Design consultants accounted for 34.5% of written business in 2024 and 29.0% in 2023.
•
Gross profit margins decreased to 60.2% in 2024 from 60.8% in 2023. The decrease is driven by the change in the LIFO reserve which generated an immaterial impact on gross profit in 2024 compared to a positive impact of $2.3 million in 2023.

•	SG&A expenses were 57.4% of sales versus 51.1% and decreased $11.8 million. The primary drivers of this change are:
◦	decrease of $6.2 million in selling expenses as these are predominantly variable costs tied to commissioned-based compensation expense and third-party creditor costs.
◦	decrease in warehouse and delivery costs of $3.6 million primarily from reduced labor costs and lower expenditures for supplies and fuel.
◦	decrease in administrative expenses of $2.9 million largely due to lower incentive and stock compensation costs.
◦	increase in occupancy costs of $1.8 million primarily due to a reduction in rent expense in 2023 for a $1.3 million lease incentive payment.

Balance Sheet and Cash Flow for the Nine Months Ended September 30, 2024

•	Cash, cash equivalents, and restricted cash equivalents at September 30, 2024 are $127.4 million.
•
Generated $42.0 million in cash from operating activities primarily from earnings and changes in working capital including a $5.3 million reduction in inventories, $8.1 million increase in customer deposits, and a $7.1 million decrease in accrued liabilities and vendor repayments.

•	Invested $24.3 million in capital expenditures.
•	Paid $15.3 million in quarterly cash dividends.
•	No debt outstanding at September 30, 2024 and credit availability of $80.0 million.

Expectations and Other
•
Our expectations for gross profit margins for 2024 are unchanged from our prior guidance and are between 60.0% to 60.5%. Gross profit margins fluctuate quarter to quarter in relation to our promotional cadence.

•
Fixed and discretionary expenses within SG&A for the full year of 2024 are expected to be in the $279.0 to $281.0 million range, a $3.0 million reduction in our previous guidance, primarily due to reduced costs for incentive compensation and professional fees offset by an increase in advertising expense. Variable SG&A expenses for the full year of 2024 are anticipated to be in the 19.6% to 19.9% range, a decrease of 10 basis points from our previous guidance driven by third-party credit expense.

•	Our effective tax rate for 2024 is expected to be 28.0%, excluding the impact from discrete items and any new tax legislation, an increase from our previous guidance of 27.5%.
•	Planned capital expenditures for the full year of 2024 are approximately $33.0 million. We expect retail square footage will increase approximately 3.4% in 2024 over 2023.
•	We had no significant damage to any of our locations from the recent hurricanes.

NEWS RELEASE – October 30, 2024

Key Results
(amounts in millions, except per share amounts)

Results of Operations
	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Sales	$175.9	$220.3	$538.5	$651.4
Gross Profit	105.9	134.0	324.9	391.7
Gross profit as a % of sales	60.2%	60.8%	60.3%	60.1%

SGA
Variable	33.2	42.3	104.9	128.2
Fixed	67.7	70.4	208.5	212.9
Total	100.9	112.7	313.4	341.1
SGA as a % of sales
Variable	18.9%	19.2%	19.5%	19.7%
Fixed	38.5%	31.9%	38.7%	32.7%
Total	57.4%	51.1%	58.2%	52.4%

Pre-tax income	6.9	22.9	16.5	54.2
Pre-tax income as a % of sales	3.9%	10.4%	3.1%	8.3%
Net income	4.9	17.2	11.8	41.3
Net income as a % of sales	2.8%	7.8%	2.2%	6.3%

Diluted earnings per share (“EPS”)	$0.29	$1.02	$0.70	$2.46

Other Financial and Operations Data
	Nine Months Ended September 30,
	2024	2023
EBITDA (in millions)(1)	$27.7	$64.3
Sales per square foot	$164	$199
Average ticket	$3,365	$3,284

Liquidity Measures
	Nine Months Ended September 30,			Nine Months Ended September 30,
Free Cash Flow	2024	2023	Cash Returns to Shareholders	2024	2023
Operating cash flow	$42.0	$79.4	Share repurchases	$—	$3.2
			Dividends	15.3	14.3
Capital expenditures	(24.3)	(46.4)	Cash returns to shareholders	$15.3	$17.5
Free cash flow	$17.7	$33.0

Cash at period end	$127.4	$141.4

(1)	See the reconciliation of the non-GAAP metrics at the end of the release.

NEWS RELEASE – October 30, 2024

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2024	2023	2024	2023

Net sales	$175,913	$220,347	$538,546	$651,389
Cost of goods sold	69,995	86,349	213,625	259,712
Gross profit	105,918	133,998	324,921	391,677

Expenses:
Selling, general and administrative	100,940	112,729	313,395	341,106
Other (income) expense, net	(333)	55	(412)	64
Total expenses	100,607	112,784	312,983	341,170

Income before interest and income taxes	5,311	21,214	11,938	50,507
Interest income, net	1,560	1,719	4,581	3,701

Income before income taxes	6,871	22,933	16,519	54,208
Income tax expense	1,943	5,779	4,760	12,891
Net income	$4,928	$17,154	$11,759	$41,317

Basic earnings per share:
Common Stock	$0.30	$1.05	$0.73	$2.55
Class A Common Stock	$0.28	$1.00	$0.67	$2.41

Diluted earnings per share:
Common Stock	$0.29	$1.02	$0.70	$2.46
Class A Common Stock	$0.28	$0.98	$0.67	$2.36

Cash dividends per share:
Common Stock	$0.32	$0.30	$0.94	$0.88
Class A Common Stock	$0.30	$0.28	$0.88	$0.82

NEWS RELEASE – October 30, 2024

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	September 30, 2024	December 31, 2023	September 30, 2023

Assets
Current assets
Cash and cash equivalents	$121,160	$120,635	$134,303
Restricted cash and cash equivalents	6,205	7,142	7,049
Inventories	88,688	93,956	102,334
Prepaid expenses	16,553	17,067	12,782
Other current assets	17,506	12,793	14,463
Total current assets	250,112	251,593	270,931
Property and equipment, net	179,570	171,588	170,263
Right-of-use lease assets	199,724	202,306	205,257
Deferred income taxes	16,037	15,641	17,886
Other assets	13,859	13,005	12,344
Total assets	$659,302	$654,133	$676,681
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$18,208	$18,781	$21,121
Customer deposits	43,940	35,837	46,308
Accrued liabilities	39,454	46,289	45,596
Current lease liabilities	36,196	37,357	38,381
Total current liabilities	137,798	138,264	151,406
Noncurrent lease liabilities	186,005	180,397	182,298
Other liabilities	27,699	27,106	26,561
Total liabilities	351,502	345,767	360,265

Stockholders’ equity	307,800	308,366	316,416
Total liabilities and stockholders’ equity	$659,302	$654,133	$676,681

NEWS RELEASE – October 30, 2024

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(In thousands)	Nine Months Ended September 30,
	2024	2023
Cash Flows from Operating Activities:
Net income	$11,759	$41,317
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,728	13,827
Share-based compensation expense	5,128	6,199
Other	523	(1,337)
Changes in operating assets and liabilities:
Inventories	5,268	15,999
Customer deposits	8,103	(1,661)
Other assets and liabilities	2,569	10,546
Accounts payable and accrued liabilities	(7,089)	(5,516)
Net cash provided by operating activities	41,989	79,374

Cash Flows from Investing Activities:
Capital expenditures	(24,285)	(46,428)
Proceeds from sale of land, property and equipment	461	53
Net cash used in investing activities	(23,824)	(46,375)

Cash Flows from Financing Activities:
Dividends paid	(15,295)	(14,301)
Common stock repurchased	—	(3,194)
Taxes on vested restricted shares	(3,282)	(4,082)
Net cash used in financing activities	(18,577)	(21,577)

Change in cash, cash equivalents and restricted cash equivalents during the period	(412)	11,422
Cash, cash equivalents and restricted cash equivalents at beginning of period	127,777	129,930
Cash, cash equivalents and restricted cash equivalents at end of period	$127,365	$141,352

NEWS RELEASE – October 30, 2024

GAAP to Non-GAAP Reconciliation
We report our financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). We supplement the reporting of our financial information under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides additional useful information but should not be considered in isolation or as substitutes for the related GAAP measures. We believe that EBITDA is a meaningful measure to share with investors.

Reconciliation of GAAP measures to EBITDA
	Nine Months Ended September 30,
(in thousands)	2024	2023
Income before income taxes, as reported	$16,519	$54,208
Interest income, net	(4,581)	(3,701)
Depreciation	15,728	13,827
EBITDA	$27,666	$64,334

Comparable Store Sales
Comparable-store or “comp-store” sales is a measure which indicates the performance of our existing stores and website by comparing the sales growth for stores and online for a particular month over the corresponding month in the prior year. Stores are considered non-comparable if they were not open during the corresponding month or if the selling square footage has been changed significantly.

Cost of Goods Sold and SG&A Expense
We include substantially all our occupancy and home delivery costs in SG&A expense as well as a portion of our warehousing expenses.  Accordingly, our gross profit may not be comparable to those entities that include these costs in cost of goods sold.

We classify our SG&A expenses as either variable or fixed and discretionary.  Our variable expenses are comprised of selling and delivery costs.  Selling expenses are primarily compensation and related benefits for our commission-based sales associates, the discount we pay for third party financing of customer sales and transaction fees for credit card usage.  We do not outsource delivery, so these costs include personnel, fuel, and other expenses related to this function.  Fixed and discretionary expenses are comprised of rent, depreciation and amortization and other occupancy costs for stores, warehouses and offices, and all advertising and administrative costs.

Conference Call Information
The company invites interested parties to listen to the live webcast of the conference call on October 31, 2024 at 10:00 a.m. ET at its website, ir.havertys.com. If you cannot listen live, a replay will be available on the day of the conference call at the website at approximately 1:00 p.m. ET.

About Havertys
Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 126 showrooms in 17 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the Company’s website havertys.com.

NEWS RELEASE – October 30, 2024

Safe Harbor
This press release contains, and the conference call may contain forward-looking statements subject to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are subject to risks and uncertainties and change based on various important factors, many of which are beyond our control.

All statements in the future tense and all statements accompanied by words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “position,” “will,” “project,” “intend,” “plan,” “on track,” “anticipate,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, our expectations for retail and operating margins, selling square footage and capital expenditures for 2024, our liquidity position to continue to fund our growth plans, and our efforts and initiatives to execute our strategic plan.

We caution that our forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information you are cautioned not to place undue reliance on our forward-looking statements, and they should not be relied upon as a prediction of actual results. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include, but are not limited to: disruptions in our suppliers' operations; changes in national and international legislation or government regulations or policies, including changes to import tariffs and the unpredictability of such changes; failure of vendors to meet our quality control standards or to react to changes in legislative or regulatory frameworks; disruptions in our distribution centers; changes in general economic conditions, including unemployment, inflation (including the impact of tariffs); labor shortages and the Company's ability to successfully attract and retain employees in the current labor market; uncertain credit markets and other macroeconomic conditions; competitive product, service and pricing pressures; failure or weakness in our disclosure controls and procedures and internal controls over financial reporting; disruptions caused by a failure or breach of the Company's information systems and information technology infrastructure, as well as other risks and uncertainties discussed in the Company's Annual Report on Form 10-K for 2023 and from time to time in the Company's subsequent filings with the SEC.

Forward-looking statements describe our expectations only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K, and other reports filed with the SEC.

Contact:
Havertys 404-443-2900
Jenny Hill Parker
SVP, Finance, and Corporate Secretary

SOURCE:  Havertys